Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months
	Ended
	March 31,		December 31,		December 31,		December 31,		December 31,		December 31,
	2008		2007		2006		2005		2004		2003

(In thousands)
Earnings before income taxes	$56,367		$263,891		$233,442		$175,860		$127,830		$47,745
Add:
Interest on indebtedness	13,465		33,311		29,227		36,234		34,227		39,324
Amortization of debt expense	282		796		704		939		1,098		1,741
Portion of rents representative of the interest factor	2,781		8,578		7,735		7,392		7,089		7,807
Deduct:
Undistributed earnings from less-than-50-percent-owned entities	(370)		427		(61)		(631)		(1,055)		(1,777)

Earnings (as defined)	$72,525		$307,003		$271,047		$219,794		$169,189		$94,840

Fixed charges:
Interest on indebtedness	13,465		33,311		29,227		36,234		34,227		39,324
Amortization of debt expense	282		796		704		939		1,098		1,741
Portion of rents representative of the interest factor	2,781		8,578		7,735		7,392		7,089		7,807

Total fixed charges	$16,528		$42,685		$37,666		$44,565		$42,414		$48,872

Ratio of earnings to fixed charges	4.4	x	7.2	x	7.2	x	4.9	x	4.0	x	1.9x